                                UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (Amendment No. 11)*




                              Chemed Corporation
  -----------------------------------------------------------------------------
                                (Name of Issuer)


                        Common Stock, $1.00 Par Value
  -----------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  163596109
  -----------------------------------------------------------------------------
                                 (Cusip Number)




Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 1 of 9 pages
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
       CUSIP NO.                                 163596109                  13G          PAGE 2 OF 9 PAGES

   1   NAME OF REPORTING PERSON

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Fifth Third Bancorp
       I.R.S. Employer Identification No. 31-0854434

   2   CHECK THE APPROPRIATE BOX IF A
       MEMBER OF A GROUP*
                                                                       (a)   /x /

                                                                       (b)   /  /
   3   SEC USE ONLY

   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Ohio corporation

                                             5   SOLE VOTING POWER
                                                                             68,434
                    Number of
                      Shares                 6   SHARED VOTING
                   Beneficially                  POWER                       50,522
                     Owned By
                  Each Reporting             7   SOLE DISPOSITIVE
                   Person With                   POWER                        4,220

                                             8   SHARED
                                                 DISPOSITIVE POWER
                                                                           1,435,828

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED
       BY EACH REPORTING PERSON

                  1,515,782

  10   CHECK BOX IF THE AGGREGATE AMOUNT
       IN ROW (9) EXCLUDES CERTAIN SHARES*

                  Not Applicable

  11   PERCENT OF CLASS REPRESENTED BY
       AMOUNT IN ROW (9)

                  15.47%

  12   TYPE OF REPORTING PERSON*

                  HC

                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 2 of 9 pages
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
       CUSIP NO.                                 163596109                  13G          PAGE 3 OF 9 PAGES

   1   NAME OF REPORTING PERSON

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       The Fifth Third Bank
       I.R.S. Employer Identification No. 31-0854433

   2   CHECK THE APPROPRIATE BOX IF A
       MEMBER OF A GROUP*
                                                                       (a)   /x /

                                                                       (b)   /  /
   3   SEC USE ONLY

   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Ohio corporation

                                             5   SOLE VOTING POWER
                                                                             66,734
                    Number of
                      Shares                 6   SHARED VOTING
                   Beneficially                  POWER                       50,522
                     Owned By
                  Each Reporting             7   SOLE DISPOSITIVE
                   Person With                   POWER                        4,020

                                             8   SHARED
                                                 DISPOSITIVE POWER
                                                                           1,435,828

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED
       BY EACH REPORTING PERSON

                  1,514,082

  10   CHECK BOX IF THE AGGREGATE AMOUNT
       IN ROW (9) EXCLUDES CERTAIN SHARES*

                  Not Applicable

  11   PERCENT OF CLASS REPRESENTED BY
       AMOUNT IN ROW 9

                  15.45%

  12   TYPE OF REPORTING PERSON*

                  BK

                      *SEE INSTRUCTION BEFORE FILLING OUT!



                               Page 3 of 9 pages


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
       CUSIP NO.                                 163596109                  13G          PAGE 4 OF 9 PAGES

   1   NAME OF REPORTING PERSON

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       The Fifth Third Bank as Trustee of the Chemed Corporation Savings and Investment Plan
       31-6112825

   2   CHECK THE APPROPRIATE BOX IF A
       MEMBER OF A GROUP*
                                                                       (a)   /x /

                                                                       (b)   /  /
   3   SEC USE ONLY

   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Ohio corporation

                                             5   SOLE VOTING POWER
                                                                                  0
                    Number of
                      Shares                 6   SHARED VOTING
                   Beneficially                  POWER                       50,522
                     Owned By
                  Each Reporting             7   SOLE DISPOSITIVE
                   Person With                   POWER                            0

                                             8   SHARED
                                                 DISPOSITIVE POWER
                                                                                  0

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED
       BY EACH REPORTING PERSON

                  50,522

  10   CHECK BOX IF THE AGGREGATE AMOUNT
       IN ROW (9) EXCLUDES CERTAIN SHARES*

                  Not Applicable

  11   PERCENT OF CLASS REPRESENTED BY
       AMOUNT IN ROW 9

                  0.52%

  12   TYPE OF REPORTING PERSON*

                  EP

                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 4 of 9 pages

       CUSIP NO. 163596109                                                  13G          PAGE 5 OF 9 PAGES

   1   NAME OF REPORTING PERSON

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       The Fifth Third Bank as Trustee of the Chemed Corporation Stock Ownership Plan
       31-0791746

   2   CHECK THE APPROPRIATE BOX IF A
       MEMBER OF A GROUP*
                                                                       (a)   /x /

                                                                       (b)   /  /
   3   SEC USE ONLY


   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Ohio corporation
                                                           Plan I           Plan II

                                             5   SOLE VOTING POWER
                                                                 0                 0
                    Number of
                      Shares                 6   SHARED VOTING
                   Beneficially                  POWER
                     Owned By                                    0                 0
                  Each Reporting             7   SOLE DISPOSITIVE
                   Person With                   POWER
                                                                 0                 0
                                             8   SHARED
                                                 DISPOSITIVE POWER
                                                           789,135           607,691

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED
       BY EACH REPORTING PERSON

                                                           789,135           607,691

  10   CHECK BOX IF THE AGGREGATE AMOUNT
       IN ROW (9) EXCLUDES CERTAIN SHARES*

                  Not Applicable

  11   PERCENT OF CLASS REPRESENTED BY
       AMOUNT IN ROW 9

                                                             8.05%             6.20%

  12   TYPE OF REPORTING PERSON*

                  EP

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 5 of 9 pages

ITEM 1 (A)   NAME OF ISSUER:

             Chemed Corporation


ITEM 1 (B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICE:

             2600 Chemed Center
             255 E. Fifth Street
             Cincinnati, Ohio 45202



ITEM 2 (A)-(C) NAMES, ADDRESSES & CITIZENSHIP OF PERSONS FILING:

               Fifth Third Bancorp
               38 Fountain Square Plaza
               Cincinnati, Ohio 45263

               The Fifth Third Bank
               38 Fountain Square Plaza
               Cincinnati, Ohio 45263

               The Fifth Third Bank, Trustee for the
               Chemed Corporation
               Savings & Investment Plan
               38 Fountain Square Plaza
               Cincinnati, Ohio 45263

               The Fifth Third Bank, Trustee for the
               Chemed Corporation
               Stock Ownership Plans
               38 Fountain Square Plaza
               Cincinnati, Ohio 45263


ITEM 2 (D)   TITLE OF CLASS OF SECURITIES:

             Common Stock, $1.00 par value


ITEM 2 (E)   CUSIP NUMBER:

             163596109


ITEM 3 Fifth Third Bancorp is filing a parent holding company in accordance with Section 240.13(d-1)(b)(ii)(G) of the Exchange Act Rules.

             The Fifth Third Bank is filing as a bank in accordance with
             Section 240.13(d-1)3(a)(6) of the Exchange Act Rules.




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
             The Chemed Corporation Stock Ownership Plans I and II, by its trustee, The Fifth Third Bank, are filing as an Employee Benefit Plan subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA) in accordance with Section 240.13(d-1)(b)(ii)(F) of the Exchange Act Rules.

             The Chemed Corporation Savings and Investment Plan, by its trustee, The Fifth Third Bank, is filing as an Employee Benefit Plan subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA) in accordance with Section 240.13(d-1)(b)(ii)(F) of the Exchange Act Rules.

ITEM 4.  OWNERSHIP

         This report relates to an agregate of 1,554,279 outstanding shares of the common stock of Chemed Corporation, par value $1.00 per share, 50,522 of these shares are held by The Fifth Third Bank as Trustee of the Chemed Corporation Savings and Investment Plan, and 789,135 of these shares are held by The Fifth Third Bank as Trustee of the Chemed Corporation Stock Ownership Plan I and 607,691 of these shares are held by The Fifth Third Bank as Trsutee of Chemed Corporation Stock Ownership Plan II, which are joining in this report.

         The following tabulation sets forth the shares with respect of which voting rights are held or shared and those shares to which there is the power of disposal.

(a)      Amount Beneficially Owned:

                The Bank has neither voting power nor dispositive power with with respect to 40,197 shares of Chemed Corporation stock.
                The remaining 1,514,082 shares of the outstanding stock may be deemed beneficially held. Of this number, all of the 50,522 shares held for the Chemed Corporation Savings and Investment Plan have shared voting power and no dispositive power and all of such are deemed beneficially owned. All of the 789,135 shares held for the Chemed Corporation Stock Ownership Plan I and 607,691 shares held for Chemed Corporation Stock Ownership Plan II have no voting power and joint dispositive power and all of such shares are deemed beneficially owned.

(b)             Percentage of Class:

                The Fifth Third Bank as Trustee to the Chemed Corporation Savings and Investment Plan has 0.52% of the outstanding shares. The Fifth Third Bank as Trustee to the Chemed Corporation Stock Ownership Plan I has 8.05% of the outstanding shares and Trustee to Chemed Corporation
                Stock Ownership Plan II has 6.20% of the outstanding shares. The Fifth Third bank in other fiduciary relationships has .68%. Aggregate beneficial ownership by The Fifth Third Bank is 15.45%.



                               Page 7 of 9 pages
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

(c)  Number of Shares as to which such Person has:

                          Fifth Third Bank
                          as Trustee for              Fifth Third Bank as                   Fifth Third                 Fifth
                          Chemed Corporation          Trustee for Chemed                    Bank in Other               Third
                          Savings and                 Corporation Stock                     Fiduciary                   Bank
                          Investment Plan             Ownership Plan                        Holdings                    Total
                          ------------------          -------------------                   -------------               ------
                                                       Plan I      Plan II

(i)     Sole Power to
        Vote or to
        Direct the Vote               0                    0               0                     66,734                    66,734

(ii)   Shared Power to
       Vote or to
       Direct the Vote           50,522                    0               0                          0                    50,522

(iii)  Sole Power to
       Dispose or to
       Direct the
       Disposition of                 0                    0               0                      4,020                     4,020

(iv)   Shared Power to
       Dispose or to
       Direct the
       Disposition of                 0              789,135         607,691                     39,002                 1,435,828



ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          Not Applicable
          --------------

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
          PERSON

          Not applicable

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
          WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
          PARENT HOLDING COMPANY:

          This report is being joinly filed by The Fifth Third Bank which is the entity holding beneficial ownership of the shares being described herein and by Fifth Third Bancorp as its parent holding company, and The Fifth Third Bank as Trustee of employee benefits plans (Chemed Corporation Savings and Investment Plan and Chemed Corporation
          Stock Ownership Plans I and II) holding more than 5% of the outstanding stock with the issuer.


                               Page 8 of 9 pages

ITEM 8-9  Not Applicable


ITEM 10.  CERTIFICATION



          By signing below, the undersigned certifies that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




February 7, 1994                                February 7, 1994
- ----------------                                ----------------
Date                                            Date

THE FIFTH THIRD BANK                            FIFTH THIRD BANCORP


By: JOHN B. SCHMITZ                             By: MICHAEL K. KEATING
    -----------------------------                   ---------------------------

Name; John B. Schmitz                           Name: Michael K. Keating
      ---------------------------                     -------------------------
Title: Vice President and Trust Officer               Title: Secretary



February 7, 1994                                February 7, 1994
- ----------------                                ----------------
Date                                            Date

THE FIFTH THIRD BANK AS TRUSTEE                THE FIFTH THIRD BANCORP AS TRUSTEE
OF CHEMED CORPORATION SAVINGS                  OF CHEMED CORPORATION STOCK
AND INVESTMENT PLAN                            OWNERSHIP PLAN


By: JOHN B. SCHMITZ                             By: JOHN B. SCHMITZ
    -----------------------------                   ---------------------------

Name; John B. Schmitz                           Name: John B. Schmitz
      ---------------------------                     -------------------------
Title: Vice President and Trust Officer               Title: Vice President and Trust Officer


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